HILITE INDUSTRIES, INC.
                             1671 S. Broadway
                         Carrollton, Texas  75006



                   Notice of Annual Meeting of Stockholders
                             November 18, 1998


   NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of HILITE INDUSTRIES, INC., a Delaware corporation (the "Company"), will be held at the Courtyard by Marriott located at 2930 Forest Lane, Dallas, Texas 75234, on November 18, 1998, 1:30 P.M., local time or any adjournment or any adjournments thereof, to consider and act upon the following:

           1. To elect six (6) directors of the Company to serve as members of the Board of Directors until the next Annual Meeting of Stockholders or until their successors are elected and qualified; and

           2. The  transaction  of  such  other  business   as  may
              properly   come    before   the   Meeting   or    any
              adjournments thereof.

   Only stockholders of record of the Common Stock, $.01 par value, of the Company at the close of business on October 7, 1998 are entitled to receive notice of and to attend the Meeting. Not less than 10 days prior to the Meeting, a complete list of the stockholders entitled to vote will be available for inspection by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at the Courtyard by Marriott located at 2930 Forest Lane, Dallas, Texas 75234. If you do not expect to be present, you are requested to fill in, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your Proxy and vote your shares in person.

   Dated:  October 9, 1998            By Order of the Board of Directors


                                 Samuel M. Berry
                                 President and Chief Operating Officer

   IMPORTANT

   The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States.

                          HILITE INDUSTRIES, INC.
                            1671 South Broadway
                         Carrollton, Texas  75006




                              Proxy Statement
                      Annual Meeting of Stockholders
                             November 18, 1998

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hilite Industries, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Courtyard by Marriott located at 2930 Forest Lane, Dallas, Texas 75234 on November 18, 1998 at 1:30 P.M., local time, and any adjournment or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

   The principal executive offices of the Company are located at 1671 South Broadway, Carrollton, Texas 75006. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is October 16, 1998.

   A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of all proposals and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the President of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telecopy, telegram or personal interview.

   VOTING SECURITIES

   Stockholders of record as of the close of business on October 7, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were 4,900,000 outstanding shares of Common Stock, $.01 par value ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share held by such holder. By virtue of their holdings of Common Stock, the officers and directors of the Company will be able to pass the proposals being submitted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting in determining the presence of a quorum.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of October 7, 1998, the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than five percent (5%) of the Company's Common Stock, (ii) each of the Company's directors,
   (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation" below and (iv) all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated and their addresses are the address of the Company.

                                            Number of
                                             Shares
                                           Beneficially      Percentage
                                             Owned            of Class

   James E. Lineberger..................    3,169,287   (1)    61.9%
   James E. Lineberger, Jr. Trust.......    1,056,429          20.6
     1120 Boston Post Road
     Darien, Connecticut  06820
   Geoffry S. Lineberger Trust..........    1,056,429          20.6
     1120 Boston Post Road
     Darien, Connecticut  06820
   Christopher Lineberger Trust.........    1,056,429          20.6
     1120 Boston Post Road
     Darien, Connecticut  06820
   The Brady Family Limited Partnership.      358,143           7.0
   Daniel. W. Brady.....................      358,143   (2)     7.0
   Samuel M. Berry......................      197,370   (3)     3.9
   James D. Gerson......................       57,000   (4)     1.1
   Ronald G. Assaf......................       45,000           *
   Arthur D. Johnson....................       26,200   (5)     *
   Donald M. Maher......................       26,200   (5)     *
   Roy W. Wiegmann......................       14,600   (6)     *
   John F. Creamer......................        2,000           *
   All officers and directors as a group    3,912,800   (7)    76.4
   (9 persons)..........................
   ___________________
   *   Less than 1%

   1) Includes 1,056,429 shares of Common Stock owned by each of the James E. Lineberger, Jr. Trust, the Geoffry S. Lineberger Trust and the Christopher Lineberger Trust for which H.J. Lineberger, Mr. Lineberger's wife, is a trustee and which may therefore be deemed to be beneficially owned by Mr. Lineberger. Mr. Lineberger disclaims beneficial ownership of these shares.

   2) Held by The Brady Family Limited Partnership, of which Mr. Brady is the sole general partner.

   3) Includes 18,800 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

   4) Includes 31,000 shares of Common Stock issuable upon the exercise of warrants and 5,000 shares of Common Stock owned by Mr.
      Gerson's wife, as custodian for their children, which may therefore be deemed to be beneficially owned by Mr. Gerson. Mr. Gerson disclaims beneficial ownership of these shares.

   5) Includes 26,200 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

   6) Includes 14,600 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1993 Stock Option Plan.

   7) Includes  102,800  shares  of  Common  Stock  issuable  upon   the
      exercise of  options granted  pursuant to  the 1993  Stock  Option
      Plan.

                     ACTION TO BE TAKEN AT THE MEETING

                               Proposal 1

                            ELECTION OF DIRECTORS

   At the Meeting, six (6) directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors shall be duly elected and qualified. The number of nominees was determined by the Board of Directors pursuant to the Company's By-laws. The nominees are James E. Lineberger, Daniel W. Brady, Samuel
   M. Berry, Ronald G. Assaf, James D. Gerson, and John F. Creamer. Unless otherwise specified, all proxies will be voted in favor of such nominees. All of the nominees were also elected at the 1997 Annual Meeting of Stockholders except for John F. Creamer who was appointed to the Board of Directors in January 1998.

   The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes cast.

   The following table sets forth information about each executive officer, director and nominee for director of the Company.

   Name                       Age   Position with the Company

   James E. Lineberger.       61    Chairman of the Board of
                                    Directors
   Daniel W. Brady.....       59    Vice Chairman of the Board of
                                    Directors and Chief  Executive
                                    Officer
   Samuel M. Berry.....       61    President, Chief Operating
                                    Officer and Director
   Ronald G. Assaf.....       63    Director
   James D. Gerson.....       55    Director
   John F. Creamer.....       68    Director
   Arthur D. Johnson...       57    Vice President-Operations
   Donald M. Maher.....       51    Vice President-Sales and
                                    Marketing
   Ronald E. Reinke....       55    Vice President-Engineering
   Roy W. Wiegmann.....       37    Vice President and Chief
                                    Financial Officer

   Mr. Lineberger has been Chairman of the Board of Directors of the Company since it was formed in 1986. He has been a partner of Lineberger & Co., LLC and its predecessors, private investment firms, since 1969. He has served as a director of Sensormatic Electronics Corporation since 1968, Chairman of its Executive Committee since 1974 and as Co-Chief Executive Officer from January to July 1988.

   Mr. Brady has been an officer and/or director of the Company since it was formed in 1986. He became Chief Executive Officer in 1992 and currently devotes more than 50% of his time to the Company. In addition, Mr. Brady has been affiliated with Lineberger & Co., LLC since 1986 and acts as a consultant to and director of several privately-held companies in which affiliates of Lineberger & Co., LLC are controlling shareholders. During the last twenty years Mr. Brady has been continuously associated with the automotive parts industry. From 1986 to 1991 he served first as Chief Financial Officer and then President of B&M Industries, Inc., an affiliate of Lineberger & Co., LLC. Prior thereto, he was Chief Financial Officer of D.A.B. Industries from 1978 to 1985 when it was merged with J.P. Industries, Inc. He then became Treasurer of J.P. Industries, Inc. from 1985 to 1986.

   Mr. Berry has been with the Company and its predecessor operations since 1974. He has served as director, President and Chief Operating Officer of the Company since December 1986. He has served as President since 1981 and previously as Vice President-Manufacturing of the Company's predecessor operations. From 1959 through 1964, he worked part-time for Pitts Industries, currently a division of the Company.

   Mr. Assaf has been a director of the Company since November 1993. He is a founder of Sensormatic Electronics Corporation, has been its Chairman of the Board of Directors since October 1971 and served as its President and Chief Executive Officer since 1974 until his retirement in August 1996. In August 1994, Mr. Assaf was appointed to the Board of Directors of Computer Integration Corporation. On March 25, 1998, Mr. Assaf, without admitting or denying any wrongdoing, consented to the entry of a civil order enjoining him from future violations of certain record-keeping and periodic reporting provisions of the federal securities laws and pursuant to which he paid a civil money penalty of $50,000. In its complaint in this civil action, the United States Securities and Exchange Commission
   (SEC) alleged that Mr. Assaf knew of certain improper revenue recognition practices by Sensormatic Electronics Corporation and knew or generally was aware that quarterly earnings statements contained in certain Sensormatic periodic reports and registration statements filed with the SEC during the period from at least July 1, 1993 through July 10, 1995 were false and misleading.

   Mr. Gerson has been a director of the Company since February 1994. Mr. Gerson is currently the portfolio manager for Hudson Capital Appreciation Fund, an affiliate of Fahnestock & Co. Inc. Mr. Gerson also serves as a director of the following public companies: Ag Services of America, Inc., a distributor of farm inputs; American Power Conversion Corp., a manufacturer of uninterruptible power supplies; Arguss Holdings Inc., a fiber and cable construction firm; and Energy Research Corp., a developer of advanced power generation systems.

   Mr. Creamer has been a director of the Company since January 1998. Mr. Creamer was a director and vice chairman of the Board of Directors of Echlin, Inc., an aftermarket and OE supplier in the automotive industry from 1986 to 1998. Mr. Creamer also serves as a director to R&B, Inc., a supplier of fasteners for the automotive industry, since 1993 and Bonded Motors, a remanufacturer of car and light truck engines, since 1996. He currently is the President and owner of Distribution Marketing Services, Inc., a consulting firm to the automotive aftermarket and President of the Automotive Warehouse Distributors Association, a trade association for the automotive aftermarket.

   Mr. Johnson has been with the Company and its predecessor operations since June 1968. He has been Vice President-Operations since January 1983. Previously, he served as an industrial engineer and then Plant Manager of Pitts Industries, currently a division of the Company.

   Mr. Maher has been with the Company and its predecessor operations since June 1985. He has served as Vice President-Sales and Marketing since July 1987. Between 1985 and 1987 he served in various manufacturing capacities including Vice President-Operations.

   Mr. Reinke has been employed by the Company since August 1988 in the capacity of Vice President-Engineering. From October 1972 through July 1988 he was employed by the Control Systems Division of Borg-Warner in Decatur, Illinois where he served in various staff positions including Engineering Manager.

   Mr. Wiegmann has been employed by the Company since November 1992 as Vice President and Chief Financial Officer. From August 1982 through May 1988 he was a public accountant with the Dallas office of the accounting firm of Deloitte Haskins and Sells (now known as Deloitte and Touche). He served as Vice President and Chief Accounting Officer of TM Communications, Inc. from June 1988 to January 1990. From February 1990 through November 1992, he worked with Professional Service Industries, a national engineering, inspection and testing company, where he served as Assistant Corporate Controller.

   Directors who are not employees of the Company are compensated at a rate of $1,875 per quarter plus $1,000 per meeting and are reimbursed for their expenses for attending meetings of the Board of Directors and its committees.

   Certain Information About the Board of Directors and Committees of the Board

   The Board of Directors is responsible for the management of the Company. During the fiscal year ended June 30, 1998 the Board of Directors of the Company held five meetings. No director attended less than 80% of the meetings of the Board of Directors. The Board has established an Audit Committee and a Compensation and Stock Option Committee. There is no standing nominating committee.

   The functions of the Audit Committee include the nomination of independent auditors for appointment by the Board; meeting with the independent auditors to review and approve the scope of their audit engagement; meeting with the Company's financial management and the independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and to report to the Board periodically with respect to such matters. The Audit Committee currently consists of Messrs. Gerson and Assaf. The Audit Committee held two formal meeting, attended by all committee members, and had informal discussions from time to time during the fiscal year ended June 30, 1998.

   The function of the Compensation and Stock Option Committee is to review and approve compensation for the five executive officers of
   the  Company  and   to  administer  the   1993  Stock  Option   Plan.
   Compensation includes base salary, annual bonuses, life and disability insurance, stock options in accordance with the Company's stock option plan and participation in medical, dental and retirement plans made available to all employees. The Compensation and Stock Option Committee currently consists of Messrs. Gerson and Assaf. The Compensation and Stock Option Committee held two formal meetings, attended by all committee members, and met informally from time to time during the fiscal year ended June 30, 1998.

                         EXECUTIVE COMPENSATION

   The following table sets forth all cash compensation for the 1998 fiscal year, including bonuses, paid by the Company to the Chief Executive Officer and the most highly compensated executive officers with aggregate compensation which exceeds $100,000.

                        SUMMARY COMPENSATION TABLE

   Name of Individual           Annual Compensation
   And Principal                                               All Other
   Position          Year    Salary     Bonus         Total     Comp.(2)

   Daniel W. Brady
   Chief Executive   1996  $ 129,333  $ 95,000      $ 224,333   $ 26,001
     Officer         1997    130,000    85,500        215,500     24,962
                     1998    139,464    90,000 (1)    229,464     21,672
   Samuel M. Berry
   President and     1996   156,000    115,000        265,000     27,441
    Chief Operating  1997   157,200    103,500        260,700     24,408
    Officer          1998   163,119    143,200 (1)    306,319     29,167
   Arthur D. Johnson
     Vice President  1996   104,217     35,000        139,217      8,566
     Operations      1997   109,167     31,500        140,667     10,966
                     1998   110,750     40,900 (1)    151,650     16,008
   Donald M. Maher
     Vice President  1996   104,217     35,000        139,217      8,566
     Sales and       1997   111,250     31,500        142,750      8,635
     Marketing       1998   114,616     58,400 (1)    173,016     14,829
   Roy Wiegmann
     Chief Financial 1996    80,500     22,500        103,000      5,303
     Officer         1997    87,412     22,500        109,912      5,699
                     1998    92,646     30,300 (1)    122,946      6,003


   1) Bonuses for each year represent amounts paid in each fiscal year that were earned in the prior fiscal year. These amounts do not include bonuses earned and not yet paid during the year ended June 30, 1998 of $135,000, $150,000, $36,050, $58,400, and
       $25,750 for Messrs. Brady, Berry, Johnson, Maher and Wiegmann respectively.

   2) Amounts represent contributions made by the Company pursuant to the Company's 401(k) plan during the fiscal year ended June 30, 1998 which were earned in 1996 and premium payments on life and long-term disability insurance. These amounts do not include contributions earned in 1997 and the first six months of 1998 and not yet paid during the year ended June 30, 1998 of $15,267, $22,097, $10,079, $11,621, and $7,326 for Messrs. Brady, Berry,
       Johnson, Maher and Wiegmann, respectively. Also, included in this category for Mr. Brady is a car expense reimbursement of $6,780 in 1998. See "Compensation Pursuant to Plans."

   Stock Option Plan

   On November 15, 1993, the stockholders of the Company approved the 1993 Stock Option Plan (the "1993 Plan"), which was adopted by the Board of Directors on November 15, 1993. An aggregate of 100,000 shares of Common Stock are reserved for issuance under the 1993 Plan and an additional 25,000 shares were made available to the 1993 Plan upon shareholder approval in November 1997. The 1993 Plan is administered by a Compensation and Stock Option Committee (the "Compensation and Stock Option Committee"), consisting of two members of the Board of Directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Participation in the 1993 Plan is limited to employees, officers and directors of the Company. Options granted under the 1993 Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended ("the Code"), or non-qualified options.

   There is no limitation on the aggregate number of shares as to which a non-qualified option may be granted under the 1993 Plan. However, the aggregate fair market value (determined as of the date of grant) of shares of Common Stock for which any optionee may be granted incentive stock options under the 1993 Plan which are exercisable for the first time during any calendar year may not exceed $100,000 and the maximum number of shares subject to options that may be granted to any employer in a fiscal year may not exceed 100,000.

   The 1993 Plan provides that the exercise price per share will be determined by the Compensation and Stock Option Committee, but may not be less than the fair market value of the Common Stock on the date of grant. However, with respect to incentive stock options, if an optionee owns (or is deemed to own under the Code and the regulations thereunder) more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each option is payable in full upon exercise or, if the applicable stock option contract evidencing the option permits, in installments. Payment of the exercise price of an option may be made in cash, or, if the applicable stock option contract permits, in shares of Common Stock or any combination thereof.

   Subject to the foregoing and the other provisions of the 1993 Plan, the Compensation and Stock Option Committee has the authority to determine, among other things, the employees, officers and directors who shall receive options, the terms of the options (provided, however, that the term of an incentive stock option may not exceed ten years or five years if the option holder owns, or is deemed to own under the Code and the regulations thereunder, more than 10% of the voting power of the Company), the exercise price of the shares of Common Stock covered by each option, whether an incentive stock option or non-qualified stock option will be granted, the time or times at which options may be exercised, the number of shares to be covered by each option, and, with respect to all options, to prescribe, amend and rescind rules and regulations relating to the 1993 Plan, to construe the respective stock option contracts evidencing options granted under the 1993 Plan and to make all other determinations necessary or desirable for administering the 1993 Plan.

   On November 15, 1993, the Compensation and Stock Option Committee granted options to purchase 57,800 shares to thirteen employees, all of which are currently exercisable and none of which have been exercised. Of this grant, 9,400, 11,600, 11,600 and 5,800 options were granted to Messrs. Berry, Johnson, Maher and Wiegmann, respectively, as of January 24, 1994. The exercise price of each of these options is $9.00.

   On November 18, 1994, the Compensation and Stock Option Committee granted options to purchase 12,000 shares to four employees. The options became exercisable as to 4,000 shares on November 18, 1995, 4,000 shares on November 18, 1996 and 4,000 shares on November 18, 1997. Of this grant, 3,000 options were issued to each of Messrs. Johnson, Maher and Wiegmann. The exercise price of these options is $9.00.

   On January 29, 1997, the Compensation and Stock Option Committee granted options to purchase 50,400 shares to six employees. Of the options granted, 30,200 shares became exercisable at the date of the grant and 20,200 shares became exercisable upon shareholder approval in November 1997. Of this grant, 9,400, 11,600, 11,600 and 5,800 options were granted to Messrs. Berry, Johnson, Maher and Wiegmann, respectively. The exercise price of each of these options is $5.13.

   Option Grants in Last Fiscal Year

   No options were granted in the fiscal year ended June 30, 1998.

   Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

   No options were exercised by any directors or officers during the fiscal year ended June 30, 1998. The following table contains information concerning the number and value, at June 30, 1998, of unexercised options held by Messrs. Berry, Johnson, Maher and Wiegmann.

                                  Number of           Value of
                                 Unexercised         Unexercised In-
                               Options Held at     the-Money Options
                               Fiscal Year-End       Held at Fiscal
                                (Exercisable/          Year End
      Name                      Unexercisable)

      Samuel M. Berry              18,800/ 0         $ 65,800/$0
      Arthur D. Johnson            26,200/ 0         $ 91,700/$0
      Donald D. Maher              26,200/ 0         $ 91,700/$0
      Roy Wiegmann                 14,600/ 0         $ 51,100/$0


   Long-Term Incentive Plan Awards in Last Fiscal Year

   There were no long-term incentive plan awards by the Company during the fiscal year ended June 30, 1998.

   Compensation Pursuant to Plans

   On January 1, 1987, the Company adopted a 401(k) retirement plan and trust (the "401(k) Plan"), a tax qualified profit-sharing and salary deferral plan covering all of its employees employed as of December 31, 1986, and all employees subsequently hired who have met certain age and service requirements.

   In accordance with the 401(k) Plan, individual accounts are maintained for the cash contributions made on behalf of each 401(k) Plan participant, and each such participant may choose from among several options the manner in which contributions to his or her account will be invested. There are two methods by which contributions may be made to the 401(k) Plan. Under the first method, each 401(k) Plan participant may elect to reduce his or her current gross salary by up to the maximum amount allowable in accordance with legal limitations restricting the voluntary contribution that may be made by an employee during any given year. All amounts deferred under the 401(k) Plan's salary reduction feature by a participant are fully vested in the participant.

   The second method by which contributions may be made to the 401(k) Plan is a "contribution" feature, pursuant to which the Company contributes, on behalf of each 401(k) Plan participant, (i) 3% of the participant's compensation for the Plan year up to but not exceeding the participant's taxable wage base in effect at the beginning of the 401(k) Plan year plus, (ii) 6% of the participant's compensation in excess of the taxable wage base in effect at the beginning of the 401(k) Plan year, with taxable wage base being defined as the maximum amount of earnings which may be considered wages for social security withholding purposes under the Internal Revenue Code of 1986, as amended, for the full 401(k) Plan year. The maximum contribution which may be made by the Company is also limited by applicable law. Furthermore, the total annual contribution to the 401(k) Plan account of any participant may not exceed 25% of the participant's compensation for such year.

   Benefits under the 401(k) Plan are payable at age 65 (normal retirement), total disability, death, or upon early employment termination. A participant's interest in his or her 401(k) account or accounts are vested 20% per year over the first five years of employment. Payments made under the 401(k) Plan are made, at the election of the participant, in a lump sum, a fixed or variable annuity, or by any other method as determined by the 401(k) Plan administrator.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Company's Compensation and Stock Option Committee, consisting of Messrs. Assaf and Gerson, deliberate on issues concerning executive compensation. Mr. Lineberger, the Company's Chairman of the Board, serves on the Board of Directors of
   Sensormatic Electronics Corporation. Mr. Assaf is the Chairman of the Board of Directors of Sensormatic Electronics Corporation and was its President and CEO from 1994 through April 1996.

   Employment Agreement

   The Company is a party to an employment agreement (the "Agreement") with Mr. Berry. The term of the Agreement commenced on January 30, 1998 and renews automatically each year unless terminated by either the Company or Mr. Berry. The Agreement is terminable at will by Mr. Berry. The Agreement provides that Mr. Berry shall serve as President of the Company and that he will devote his full business time and services to the performance of duties and responsibilities as are consistent with his position.

   As compensation for the services rendered by Mr. Berry as an employee, he is entitled to receive a minimum base salary of $162,200 per annum. In addition, Mr. Berry is entitled to receive a bonus based upon the success of the Company's operations and pre-tax profits, as well as upon his performance as determined by the Company's Board of Directors. Mr. Berry is eligible to participate in executive bonus and/or incentive compensation arrangements as the Company's Compensation Committee may establish from time to time.

   Performance Graph

   The following graph compares the cumulative return to holders of the Company's Common Stock for each month during the period between the initial public offering, January 24, 1994, and the end of the fiscal year, June 30, 1998, with the Standard & Poor's 400 Midcap Index and the Standard & Poor's Midcap Autoparts Index for the same period. The comparison assumes $100 was invested on January 1, 1994 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid quarterly dividends of 2 / cents per share or $122,500 in November 1997, February 1998, and May 1998.

                        January  June    June    June    June     June
                          94      94      95      96      97       98

     Hilite
     Industries, Inc.    100      88      85.33  104      45.33   92.91
     S&P Midcap 400
     Index               100      90.59  110.83  134.75  166.18  211.31
     S&P Midcap
     Autoparts Index     100      78.22   69.33   60.60   72.94   86.52

         REPORT OF BOARD OF DIRECTORS CONCERNING EXECUTIVE COMPENSATION

   Overview

   Compensation determinations are made by the Compensation and Stock Option Committee. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance.

   The Company seeks to provide an overall level of compensation to the Company's executives that is competitive within the Company's industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term Company performance as well as individual performance. The Compensation and Stock Option Committee will exercise its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it.

   In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation, long-term incentive compensation and life and long-term disability insurance coverage not made available to all classes of employees. In addition, executive officers participate in benefit plans, including medical, dental, and retirement plans, that are available generally to the Company's employees.

   Elements of Compensation

   The  three   principal   components  of   the   Company's   executive
   compensation program are salary, bonuses and stock options, each of which is discussed in detail below.

   Salary

   Of the three primary elements of executive compensation at the Company, salary is the least affected by the Company's performance; although it is very much dependent on individual performance. The Company believes that certain executive base levels of compensation are low compared to industry norms; however, bonuses provide supplemental amounts to achieve total compensation which is considered competitive. The salary levels and annual increases of all executive officers of the Company must be approved by the Compensation and Stock Option Committee.

   Salaries are reviewed every 12 months. The timing and amount of any increase to salaried employees are both dependent upon (i) the performance of the individual and, to a lesser extent, (ii) the financial performance of the Company.

   In reviewing the performance of the Chief Executive Officer, the Committee considers the scope and complexity of his job during the past year, progress made in planning for the future development and growth and return on assets of the Company. Mr. Brady's salary was increased by 5.0% effective July 16, 1997. The performance of the other executives is determined by progress made in the operational and functional areas for which they are responsible as well as the overall profitability of the Company.

   Bonuses

   The executive officers of the Company all participate in a bonus program under which cash bonuses are paid annually, based upon the overall performance of the Company and the Committee's evaluation of each participant's contribution to such profitability. Due to the success of the Company, total bonus pool payments to all participating officers and executives have been between $400,000 and $600,000 in each of the past three years. Approximately 35 employees have participated in the bonus pool, including all of the executive officers, in each of the past three years.

   Stock Options

   Stock options  are  designed  to  provide  long-term  incentives  and rewards tied to the price of the Company's common stock. Given the vagaries of the stock market, stock price performance and financial performance are not always consistent. The Compensation and Stock Option Committee believes that stock options, which provide value to the participants only when the Company's shareholders benefit from stock price appreciation, are an appropriate complement to the Company's performance-oriented bonus program. Amounts awarded under the Company's stock option plan are based upon the participant's organizational level and are designed to be competitive for individuals at that level. The Compensation and Stock Option Committee administers the 1993 Stock Option Plan and determines the employees who participate and the number of options awarded.

   Fourteen employees, including all of the executive officers, participate in the 1993 Stock Option Plan. Stock options are issued at an exercise price equal to 100% of the fair market value of the Company's common stock at the date of grant. The options expire after the earlier of ten years (five years for 10% holders) from the date of grant or three months after termination of employment.

                                      Compensation  and   Stock   Option
                                      Committee



                                      Ronald G. Assaf, Chairman
                                      James D. Gerson

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During the fiscal years ended June 30, 1998 and 1997, the Company paid management fees of $283,750 and $235,000 to Lineberger & Co., LLC. Effective October 1, 1997 the Company and Lineberger & Co., LLC entered into a one-year management agreement with an additional three year renewal option upon mutual consent, which provides for annual management fees of $300,000. The renewal agreement allows for the management fee to be increased upon mutual agreement of the Company and Lineberger & Co., LLC. Under the agreement, Lineberger & Co., LLC is to perform various management and consulting services for the Company, including without limitation, preparation of an annual business plan and projections, recruitment of senior management, establishment and maintenance of various auditing, inventory and production controls, assisting with the Company's financial relationships and acquisitions and rendering general business and administrative advice. See _Election of Directors._

                             ACCOUNTANTS

   PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended June 30, 1998, and it is expected that PricewaterhouseCoopers LLP will act in that capacity for the fiscal year ending June 30, 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from shareholders.

   VOTING REQUIREMENTS

   Directors are elected by a plurality of the votes cast at the Meeting (Proposal 1). Abstentions and broker non-votes with respect to any matter are not considered as votes cast with respect to that matter.

   STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Company for inclusion in its proxy materials by July 15, 1999.

   OTHER MATTERS

   Management does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

                                 By Order of the Board of Directors

                                 Samuel M. Berry
                                 President and Chief Operating Officer
   October 9, 1998